NOT FOR PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN OR INTO THE UNITED STATES OF AMERICA, AUSTRALIA, CANADA, JAPAN OR ANY JURISDICTION WHERE TO DO SO MIGHT CONSTITUTE A VIOLATION OF THE LOCAL SECURITIES LAWS OR REGULATIONS OF SUCH JURISDICTION.

Tieto and EVRY joining forces to create a leading Nordic digital services company

Tieto and EVRY have today announced a merger agreement to create one of the most competitive digital services and software companies in the Nordics. With combined revenue of close to EUR 3 billion and 24 000 professionals, the combined company will be well-positioned to create digital advantages for Nordic enterprises and society. The transaction will be highly complementary from a geographical, offering and customer perspective. The combined company will be named TietoEVRY and it will serve thousands of enterprise and public sector customers in more than 90 countries.

Tieto and EVRY have rich and complementary capabilities in areas of digital consulting, industry software, advanced cloud and infrastructure services. The combination brings a strong value proposition with advanced Fintech solutions for customers' industries globally . Furthermore, the combined company is anticipated to have comprehensive IT-services solutions for Nordic markets, including for healthcare and welfare as well as the public sector, in which extensive national reforms are expected.

With more than 5 000 digital consultants with deep customer knowledge in the Nordics and around 10 000 globally, the new company is set to accelerate its customers digital transformation. The new company will be one of the largest employer in digital services and software in the Nordics.

A strong presence in Norway, Sweden and Finland together with global delivery centers, provide a good foundation for future growth; Fintech solutions, industry software and product development services form the spearheads for further international expansion. With the combined capacity to invest in new services and capabilities, the combination is well positioned to drive innovation.

"This combination announced today will create a company well-positioned to facilitate digital transformation across the Nordics for the benefit of our customers, employees, shareholders and society. With continued investments in our people, latest technologies such as robotics, cloud and artificial intelligence, the combination will create a competitive digital partner for our customers. We have a strong cultural foundation based on Nordic values with upmost respect for every individual and focus on life-long learning. I believe we will create exciting opportunities for professional and personal growth for employees in both companies – and a strong value proposition for our customers. Together we have the opportunity to accelerate the pace of change and innovation in the industry and bring the benefits of the digital world to our customers faster and more effectively. I foresee a very exciting journey ahead", says Kimmo Alkio, President and CEO.

"During the last few years, EVRY has taken important steps and become a preferred partner for digital transformation to our customers. EVRY and Tieto share strong Nordic values promoting

openness, trust and diversity. I believe that the new company will attract the right competence, customers and partners," says Per Hove, CEO of EVRY.

It will be proposed to the EGM that Tomas Franzén will chair the Board of Directors of the combined company. Following the completion of the merger, Kimmo Alkio will be Chief Executive Officer of the combined company. Per Hove will continue in his role as CEO of EVRY until the closing of the transaction and work closely with Tieto CEO Kimmo Alkio in the integration of the companies.

The new company will have its headquarters in Espoo, Finland. The corporate and management functions will be distributed across Oslo, Stockholm and Espoo,

Following completion of the merger the shares in the combined company will continue to be listed on the official list of Nasdaq Helsinki and Nasdaq Stockholm. In addition, an application for listing on Oslo Børs will be made.

The transaction is subject to approval by the shareholders of both companies and the competition authorities. It is expected that the merger will be completed during the fourth quarter of 2019, or during the first quarter of 2020 at the latest.

Further information

Investors:

Tomi Hyryläinen, CFO, Tieto, tel. +358 2072 66329, +358 50 393 4950

Henrik Schibler, CFO, EVRY, tel. +47 40010303

Media:

Kia Haring, Head of Global Communications and Corporate Responsibility, +358 40 765 3700, kia.haring (at) tieto.com

Unni Strømstad, EVP Communications & Marketing, tel +47 9775 3453, unni.stromstad (at) evry.com,

Tieto aims to capture the significant opportunities of the data-driven world and turn them into lifelong value for people, business and society. We aim to be customers' first choice for business renewal by combining our software and services capabilities with a strong drive for co-innovation and ecosystems.

Headquartered in Finland, Tieto has around 15 000 experts in close to 20 countries. Tieto's turnover is approximately EUR 1.6 billion and shares listed on NASDAQ in Helsinki and Stockholm. **www.tieto.com**

EVRY is a leading Nordic tech and consulting company. Together with our customers and an ecosystem of the best global digital experts, we shape the future today by applying new technologies to improve end user experiences, and the performance of people, processes and systems.

We are close to our customers and represent a Nordic mindset on responsibility, quality and security.

We leverage our Nordicness to do business in more than 18 countries. EVRY is listed on Oslo Stock Exchange. Our 8 800 employees are passionate about creating digital advantage and shaping the future – today.

IMPORTANT INFORMATION

This announcement is not an offer to sell or a solicitation of any offer to buy any securities issued by Tieto Corporation ("Tieto" or the "Company") or EVRY ASA ("EVRY") in any jurisdiction where such offer or sale would be unlawful.

In any EEA Member State, other than Finland or Norway, that has implemented Directive 2003/71/EC as amended (together with any applicable implementing measures in any member State, or as superseded, including by Regulation (EU) 2017/1129, whose main provisions will apply as from July 21, 2019, the "Prospectus Directive"), this communication is only addressed to and is only directed at "qualified investors" in that Member State within the meaning of the Prospectus Directive.

This document and the information contained herein are not for distribution in or into the United States of America. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in the United States. Any securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. There is no intention to register any securities referred to herein in the United States or to make a public offering of the securities in the United States. Any securities referred to herein may be offered or sold in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

This announcement is made for the securities of a foreign company. The announcement is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under any transaction referred to herein, such as in open market or privately negotiated purchases.

In the United Kingdom, this document and any other materials in relation to the securities described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this document relates is available only to, and will be engaged in only with, "qualified investors" within the meaning of Article 2(1)(e) of the Prospectus Directive who are (i) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order; or (iii) other persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as "relevant persons"). In the United Kingdom, persons who are not relevant persons should not take any action on the basis of this document and should not act or rely on it.

This document is an advertisement and is not a prospectus for the purposes of the Prospectus Directive. A prospectus prepared pursuant to the Prospectus Directive will be published, which, when published, can be obtained from https://www.tieto.com/tietoevry. Investors should not subscribe for

any securities referred to in this document except on the basis of information contained in the prospectus.

No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with the release. Each person must rely on their own examination and analysis of Tieto, EVRY, their respective subsidiaries, their respective securities and the merger, including the merits and risks involved.

This release includes "forward-looking statements." These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words "aims," "anticipates," "assumes," "believes," "could," "estimates," "expects," "intends," "may," "plans," "should," "will," "would" and similar expressions as they relate to Tieto, EVRY, the merger or the combination of the business operations of Tieto and EVRY identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release include information on the future results, plans and expectations with regard to the combined company's business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release. The combined financial information is presented for illustrative purposes only. The combined income statement information has been calculated assuming the activities had been included in one entity from the beginning of each period. The preliminary revenue, adjusted operating profit and operating profit of the combined company have been calculated as a sum of combined financial information for the twelve months ended 31 December 2018. The combined financial information is based on a hypothetical situation and should not be viewed as pro forma financial information. This release includes estimates relating to the cost synergy benefits expected to arise from the merger and the combination of the business operations of Tieto and EVRY, which have been prepared by Tieto and EVRY and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the merger and the combination of the business operations of Tieto and EVRY on the combined company's business, financial condition and results of operations. The assumptions relating to the estimated cost synergy are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost synergy benefits from the merger and the combination of the business operations of Tieto and EVRY, if any, to differ materially from the estimates in this release. Further, there can be no certainty that the merger will be completed in the manner and timeframe described in this release, or at all.